Exhibit 10.1

Employment Agreement

This Employment Agreement (this “Agreement”), dated as of October 2, 2019 (the “Effective Date”), is made by and between YogaWorks, Inc., a Delaware corporation (together with any successor thereto, the “Company”), and Brian Cooper (the “Executive”) (collectively referred to herein as the “Parties”).

RECITALS

A.	It is the desire of the Company to assure itself of the services of the Executive to the Company and its affiliates by entering into this Agreement.
B.	Executive and the Company mutually desire that Executive provide services to the Company and its affiliates on the terms herein provided.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties hereto agree as follows:

1.Employment.

(a)General.  Effective as of the Effective Date, the Company shall employ Executive and Executive shall enter the employ of the Company, for the period and in the position set forth in this Section 1, and upon the other terms and conditions herein provided.

(b)Employment Term and At-Will Employment.  The term of employment under this Agreement (the “Term”) shall be for the period beginning on the Effective Date, and ending on the first anniversary thereof, subject to earlier termination as provided in Section 3.  The Term shall automatically renew for additional one (1) year periods unless no later than forty-five (45) days prior to the end of the applicable Term either Party gives written notice of non-renewal (“Notice of Non-Renewal”) to the other, in which case Executive’s employment will terminate at the end of the then-applicable Term or any other date set by the Company in accordance with Section 3) and subject to earlier termination as provided in Section 3.  Nothing in this paragraph, however, shall alter the status of Executive as an at will employee, which means that the Company and the Executive may terminate the employment relationship with or without Cause (as defined below) or notice.

(c)Position and Duties.  Executive shall serve as the Interim Chief Executive Officer of the Company and each of its wholly-owned subsidiaries with such customary responsibilities, duties and authority as may from time to time be assigned to Executive by the board of directors of the Company (the “Board”).  Executive is and will remain during the Term a member of the Board.  Executive shall devote an adequate amount of Executive’s working time and efforts to the business and affairs of the Company (which shall include service to its affiliates, if applicable).  Executive shall not engage in any other employment or provide services to any third party which would conflict with Executive’s obligations to the Company or create a conflict of interest with the Company.  During the Term, Executive may sit on the board of directors of no more than two (2) companies other than the Company, provided that such board service does not interfere with his responsibilities to the Company and does not create a conflict of interest with the Company. For the avoidance of doubt, the Company acknowledges that Executive currently serves as the Executive Chair of Networx Systems, Inc. and the Audit Committee Chair of Jam City, agrees that such activities do not constitute a conflict with his obligations to the Company, and agrees that Executive may continue such activities during the Term.  Executive agrees to observe and comply with the rules and policies of the Company as adopted by the Company from time to time, in each case as amended from time to time, as set forth in writing, and as delivered or made available to Executive (each, a “Policy” and, collectively, the “Policies”).

2.Compensation and Related Matters.

(a)Annual Base Salary.  During the Term, Executive shall receive a base salary at a rate of Three Hundred Thousand Dollars ($300,000) per annum, as adjusted in accordance with this Section 2(a) (the “Annual Base Salary”), which shall be paid in accordance with the customary payroll practices of the Company and applicable law.  Such Annual Base Salary shall be reviewed (and may be adjusted) from time to time by the Board not less frequently than annually, but in no event will the Annual Base Salary be less than $300,000 per annum.

(b)Bonus.  During the Term, the Executive will be eligible to participate in an incentive program established by the Board.  Executive’s bonus compensation under such incentive program shall be targeted at One Hundred Fifty Thousand Dollars ($150,000) (the “Target Bonus Amount”) each calendar year (pro-rated for 2019) to be awarded based on successfully delivering the goals set by the Board each year during the Term, which may include such key metrics as the Company’s achievement of a revenue target, EBITDA target and key performance indicators to be determined by the Board in consultation with Executive (collectively, the “Financial Targets”); provided that, Executive’s bonus compensation under such incentive program for 2019 shall be prorated based on the number of days Executive is actually employed in 2019.  Seventy percent (70%) of Executive’s bonus compensation shall be based on the Company’s achievement of the Financial Targets, and thirty percent (30%) shall be determined by the Board in its sole discretion.  Annual bonuses will be paid by March 31 of the year following the year on which the bonus is based, and except as set forth in Section 4, the payment of any bonus pursuant to the incentive program shall be subject to Executive’s continued employment with the Company through the date of payment in accordance with applicable laws.

(c)Benefits.  During the Term, Executive shall be eligible to participate in employee benefit plans, programs and arrangements of the Company, consistent with the terms thereof and as such plans, programs and arrangements may be amended from time to time.  The Company shall either pay the entire cost (i.e., one hundred percent (100%)) of all insurance premiums for Executive and his eligible dependents or pay the full gross amount to Executive necessary to cover the entire cost for all insurance premiums for Executive and his eligible dependents.  In no event shall Executive be eligible to participate in any severance plan or program of the Company, except as set forth in Section 4 of this Agreement.

(d)Equity.  Following the Effective Date, the Company will enter into an equity award agreement with Executive containing the terms set forth on Exhibit B hereto (the “Equity Award”).

(e)Vacation.  During the Term, Executive shall be entitled to paid personal leave of up to four (4) weeks per year, in accordance with the Company’s Policies.  Any vacation shall be taken at the reasonable and mutual convenience of the Company and Executive.

(f)Expenses.  During the Term, the Company shall reimburse Executive for all reasonable travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s expense reimbursement Policy.  Notwithstanding anything to the contrary in any Company policy, Executive will be reimbursed for business-class or equivalent airfare for Company-related flights of more than three (3) hours, provided that Executive shall use his best efforts to obtain the lowest possible price for such airfare.

(g)Key Person Insurance.  At any time during the Term, the Company shall have the right to insure the life of Executive for the Company’s sole benefit.  The Company shall have the right to determine the amount of insurance and the type of policy.  Executive shall reasonably cooperate with the Company in obtaining such insurance by submitting to physical examinations, by supplying all information reasonably required by any insurance carrier, and by executing all necessary documents reasonably required by any insurance carrier, provided that any information provided to an insurance company or broker shall not be provided to the Company without the prior written authorization of Executive.  Executive shall incur no financial obligation by executing any required document, and shall have no interest in any such policy.

(h)Indemnification and Insurance.  At all times during the Term, the Company shall hold and maintain adequate levels of directors and officers liability insurance, and with provisions that will provide coverage for Executive as a director, officer and employee of the Company or any affiliate.  Moreover, during the Term and thereafter, the Company shall indemnify Executive to the fullest extent provided by law and the Company's bylaws from and against any expense (including attorney's fees), judgments, fines, penalties, and amounts paid in settlement incurred by Executive in connection with any proceeding in which Executive was or is made a party or was or is involved by reason of the fact that Executive was or is employed by or serving as an employee, officer or director of the Company or any of its affiliates.

3.Termination.

Executive’s employment hereunder may be terminated by the Company or Executive, as applicable, without any breach of this Agreement under the following circumstances:

(a)Circumstances.

(i)Death.  Executive’s employment hereunder shall terminate upon Executive’s death.

(ii)Disability.  If Executive has incurred a Disability (as defined below), the Company may terminate Executive’s employment.

(iii)Termination for Cause.  The Company may terminate Executive’s employment for Cause, as defined below.

(iv)Termination without Cause.  The Company may terminate Executive’s employment without Cause, which shall include a termination of Executive as a result of the Company not renewing the Term pursuant to Section 1.

(v)Resignation from the Company for Good Reason.  The Executive may resign the Executive’s employment with the Company for Good Reason (as defined below).

(vi)Resignation from the Company Without Good Reason.  The Executive may resign the Executive’s employment with the Company for any reason other than Good Reason or for no reason, which shall include a termination of the Executive as a result of the Executive not renewing the Term pursuant to Section 1.

(b)Notice of Termination.  Any termination of Executive’s employment by the Company or by Executive under this Section 3 (other than termination pursuant to paragraph (a)(i)) shall be communicated by a written notice to the other party hereto (i) indicating the specific termination provision in this Agreement relied upon, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, if applicable, and (iii) specifying a Date of Termination which, if submitted by Executive, shall be at least forty-five (45) days following the date of such notice (a “Notice of Termination”); provided, however, that in the event that Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, change the Date of Termination to any date that occurs following the date of Company’s receipt of such Notice of Termination and is prior to the date specified in such Notice of Termination.  A Notice of Termination submitted by the Company may provide for a Date of Termination on the date Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion.  The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder.

(c)Company Obligations upon Termination.  Upon termination of Executive’s employment pursuant to any of the circumstances listed in Section 3, Executive (or Executive’s estate) shall be entitled to receive the sum of:  (i) the portion of Executive’s Annual Base Salary earned through the Date of Termination, but not yet paid to Executive; (ii) any expenses owed to Executive pursuant to Section 2(f); and (iii) any amount accrued and arising from Executive’s participation in, or benefits accrued under any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively, the “Company Arrangements”).  Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder.  In the event that Executive’s employment is terminated by the Company for any reason, Executive’s sole and exclusive remedy shall be to receive the severance payments and benefits described in this Section 3(c) or Section 4, as applicable.

(d)Deemed Resignation.  Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its affiliates.

4.Severance Payments.

(a)Termination for Cause, or Termination Upon Death, Disability or Resignation from the Company Without Good Reason.  If the Executive’s employment shall terminate as a result of the Executive’s death pursuant to Section 3(a)(i) or Disability pursuant to Section 3(a)(ii), pursuant to Section 3(a)(iii) for Cause, or pursuant to Section 3(a)(vi) for the Executive’s resignation from the Company without Good Reason, then the Executive shall not be entitled to any severance payments or benefits, except as provided in Section 3(c).

(b)Termination without Cause or for Good Reason.

(i)If Executive’s employment shall terminate without Cause pursuant to Section 3(a)(iv), or Executive shall resign for Good Reason pursuant to Section 3(a)(v), then, subject to Executive signing on or before the 21st day following Executive’s Separation from Service (as defined below), and not revoking, a release of claims in the form attached as Exhibit A to this Agreement (the “Release”), and Executive’s continued compliance with Sections 5 and 6, Executive shall receive, in addition to payments and benefits set forth in Section 3(c), the following:

(A)(i) in the event Executive’s employment is terminated at any time prior to the one (1) year anniversary of the Effective Date, an amount in cash equal to 0.5 times the Annual Base Salary of Executive as of the Date of Termination, payable in the form of salary continuation in regular installments over the six (6) month period following the date of Executive’s Separation from Service in accordance with the Company’s normal payroll practices, or (ii) in the event

Executive’s employment is terminated at any time on or after the one (1) year anniversary of the Effective Date, an amount in cash equal to the Annual Base Salary of Executive as of the Date of Termination, payable in the form of salary continuation in regular installments over the twelve (12) month period following the date of Executive’s Separation from Service (such period following Executive’s Separation from Service, as applicable, the “Severance Period”) in accordance with the Company’s normal payroll practices; and

(B)if Executive elects to receive continued medical, dental or vision coverage under one or more of the Company’s group healthcare plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay, or reimburse Executive for, the COBRA premiums for Executive and Executive’s covered dependents under such plans during the period commencing on Executive’s Separation from Service and ending upon the earliest of (X) the last day of the Severance Period, (Y) the date that Executive and/or Executive’s covered dependents become no longer eligible for COBRA or (Z) the date Executive becomes eligible to receive healthcare coverage from a subsequent employer.  Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s and Executive’s covered dependents’ group health coverage in effect on the Date of Termination (which amount shall be based on the premium for the first month of COBRA coverage), less the amount the Executive would have had to pay to receive group health coverage for Executive and his or her covered dependents based on the cost sharing levels in effect on the Date of Termination, which payments shall be made regardless of whether Executive elects COBRA continuation coverage and shall commence in the month following the month in which the Date of Termination occurs and shall end on the earlier of (X) the last day of the Severance Period, (Y) the date that Executive and/or Executive’s covered dependents become no longer eligible for COBRA or (Z) the date Executive becomes eligible to receive healthcare coverage from a subsequent employer; and

(C)(i) any earned bonus for the prior calendar year (if not yet paid) as and when paid consistent with the Company’s past practice (as though Executive were still employed as of such payment date); and (ii) a bonus payment based on performance, utilizing a pro-rated bonus target amount for the calendar year of termination calculated by multiplying the Target Bonus Amount by a fraction the numerator of which is the number of days elapsed in such year through the Date of Termination and the denominator of which is 365.  The bonus payment contemplated by the preceding clause (ii), if any, will be determined by the Board in good faith based on Executive’s performance during such calendar year against the bonus criteria applicable to such year, and paid to Executive within 30 days following the Date of Termination.

(c)Survival.  Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 5 through 9 and Section 11 will survive the termination of Executive’s employment and the expiration or termination of the Term.

5.Restrictions.

Executive acknowledges that the Company has provided and, during the Term, the Company from time to time will continue to provide Executive with access to its Confidential Information (as defined below).  Ancillary to the rights provided to Executive as set forth in this Agreement and the Company’s provision of Confidential Information, and Executive’s agreements regarding the use of same, in order to protect the value of any Confidential Information and in consideration for good and valuable consideration received by Executive, the Company and Executive agree to the following provisions against unfair competition, which Executive acknowledges represent a fair balance of the Company’s rights to protect its business and Executive’s right to pursue employment:

(a)Executive shall not, at any time during the Restriction Period (as defined below), directly or indirectly engage in, have any equity interest in, interview for a potential employment or consulting relationship with or manage, provide services to or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which competes with any portion of the Business (as defined below) of the Company anywhere in the United States and Canada.  Nothing herein shall prohibit Executive from being a passive owner of not more than two percent (2%) of the outstanding equity interest in any entity that is publicly traded, so long as Executive has no active participation in the business of such entity.

(b)Executive shall not, at any time during the Restriction Period, directly or indirectly, recruit or otherwise solicit or induce any employee, customer, subscriber or supplier of the Company to (i) terminate its employment or arrangement with the Company, or (ii) to otherwise change its relationship with the Company.  Executive shall not, at any time during the Restriction Period, directly or indirectly, either for Executive or for any other person or entity, (x) solicit any employee of the Company to terminate his or her employment with the Company, (y) employ any such individual during his or her employment with the Company and for a period of twelve (12) months after such individual terminates his or her employment with the Company or (z) solicit any vendor or business affiliate of the Company to cease to do business with the Company.

(c)In the event the terms of this Section 5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(d)As used in this Section 5, (i) the term “Company” shall include the Company and all direct and indirect subsidiaries under its control; (ii) the term “Business” shall mean the business of creating, offering, operating and marketing yoga studios, yoga teacher training programs and online yoga-related content; and (iii) the term “Restriction Period” shall mean the period beginning on the Effective Date and ending on the date twelve (12) months following the Date of Termination.

(e)Each of the Parties (which, in the case of the Company, shall mean its officers and the members of the Board) agrees, during the Term and following the Date of Termination, to refrain from Disparaging (as defined below) the other Party and its affiliates, including, in the case of the Company, any of its services, technologies or practices, or any of its directors, officers, agents, representatives or stockholders, either orally or in writing.  Nothing in this paragraph shall preclude any Party from making truthful statements to any government agency, that are reasonably necessary to comply with applicable law, regulation or legal process, or to defend or enforce a Party’s rights under this Agreement.  For purposes of this Agreement, “Disparaging” means untrue remarks, comments or statements, whether written or oral, that impugn the character, integrity, reputation or abilities of the Person being disparaged.

(f)Executive represents that Executive’s employment by the Company does not and will not breach any agreement with any former employer, including any non-compete agreement or any agreement to keep in confidence or refrain from using information acquired by Executive prior to Executive’s employment by the Company.  During Executive’s employment by the Company, Executive agrees that Executive will not violate any non-solicitation agreements Executive entered into with any former employer or improperly make use of, or disclose, any information or trade secrets of any former employer or other third party, nor will Executive bring onto the premises of the Company or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party.

6.Nondisclosure of Proprietary Information.

(a)Except in connection with the faithful performance of Executive’s duties hereunder or pursuant to Section 6(c) and (e), Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for Executive’s benefit or the benefit of any person, firm, corporation or other entity (other than the Company and its affiliates) any confidential or proprietary information or trade secrets of or relating to the Company (including, without limitation, business plans, business strategies and methods, acquisition targets, intellectual property in the form of patents, trademarks and copyrights and applications therefor, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, owned, developed or possessed by the Company, whether in tangible or intangible form, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment) (collectively, the “Confidential Information”), or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such Confidential Information.  The Parties hereby stipulate and agree that, as between them, any item of Confidential Information is important, material and confidential and affects the successful conduct of the businesses of the Company (and any successor or assignee of the Company).  Notwithstanding the foregoing, Confidential Information shall not include any information that has been published in a form generally available to the public or is publicly available or has become public knowledge prior to the date Executive proposes to disclose or use such information, provided, that such publishing or public availability or knowledge of the Confidential Information shall not have resulted from Executive directly or indirectly breaching Executive’s obligations under this Section 6(a) or any other similar provision by which Executive is bound, or from any third-party breaching a provision similar to that found under this Section 6(a).  For the purposes of the previous sentence, Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if material features comprising such information have been published or become publicly available.

(b)Upon termination of Executive’s employment with the Company for any reason, Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks,

reports, programs, plans, proposals, financial documents, or any other documents or property concerning the Company’s customers, business plans, marketing strategies, products, property or processes.

(c)Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel at Company’s expense in resisting or otherwise responding to such process, in each case to the extent permitted by applicable laws or rules.

(d)As used in this Section 6 and Section 7, the term “Company” shall include the Company and its direct and indirect parents and subsidiaries.

(e)Nothing in this Agreement shall prohibit Executive from (i) disclosing information and documents when required by law, subpoena or court order (subject to the requirements of Section 6(c) above), (ii) disclosing information and documents to Executive’s attorney, financial or tax adviser for the purpose of securing legal, financial or tax advice, (iii) disclosing Executive’s post-employment restrictions in this Agreement in confidence to any potential new employer, or (iv) retaining, at any time, Executive’s personal correspondence, Executive’s personal contacts and documents related to Executive’s own personal benefits, entitlements and obligations.

7.Inventions.

All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the business of the Company, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that Executive may discover, invent or originate during the Term, either alone or with others and whether or not during working hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of the Company.  Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem reasonably necessary to protect or perfect its rights therein, and shall assist the Company, upon reasonable request and at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein.  Executive hereby appoints the Company as Executive’s attorney-in‑fact to execute on Executive’s behalf any assignments or other documents reasonably deemed necessary by the Company to protect or perfect its rights to any Inventions.  Notwithstanding anything to the contrary in the foregoing, for the avoidance of doubt those inventions listed on Schedule I hereto shall not be included in the Inventions.

8.Injunctive Relief.

It is recognized and acknowledged by Executive that a breach of the covenants contained in Sections 5, 6 and 7 will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate.  Accordingly, Executive agrees that in the event of a breach of any of the covenants contained in Sections 5, 6 and 7, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief.

9.Assignment and Successors.

The Company may assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise), and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates.  This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.  None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law.  Notwithstanding the foregoing, Executive shall be entitled, to the extent permitted under applicable law and applicable Company Arrangements, to select and change a beneficiary or beneficiaries to receive compensation hereunder following Executive’s death by giving written notice thereof to the Company.

10.Certain Definitions.

(a)Cause.  The Company shall have “Cause” to terminate Executive’s employment hereunder upon:

(i)Executive’s failure to (A) perform his duties with the Company (other than any such failure resulting from Executive’s Disability) or (B) comply with, in any material respect, any of the Company’s Policies;

(ii)Executive’s failure in any material respect to carry out or comply with any lawful and reasonable directive of the Board that is appropriate for a chief executive officer;

(iii)Executive’s breach of a material provision of this Agreement;

(iv)Executive’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude;

(v)Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s (or any of its affiliate’s) premises or while performing Executive’s duties and responsibilities under this Agreement;

(vi)Executive’s commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against the Company or any of its affiliates; or

(vii)Executive’s failure to spend at least seven (7) business days per month performing his duties at the Company’s headquarters in Los Angeles, California, unless such failure is due to a natural disaster or other act of God.

Notwithstanding the foregoing, in the case of clauses (i), (ii), (iii) and (vii) above, no “Cause” will have occurred unless and until the Company has provided Executive with written notice of the circumstances setting forth the elements of “Cause” in reasonable detail and an opportunity to cure such finding of “Cause” within thirty (30) days after the receipt of such notice; provided, however, that Executive shall be provided only one cure opportunity per category of “Cause” event in any rolling six (6) month period.  If the Executive fails to cure the same within such thirty (30) days, then “Cause” shall be deemed to have occurred as of the expiration of the thirty (30) day cure period.  In the event that (a) Executive’s employment with the Company terminates for any reason other than for Cause (including, without limitation, whether by death, Disability, resignation or termination without Cause) and (b) any of the facts and circumstances described in (i) through (vii) above existed as of the date of Executive’s termination (whether or not known by the Board as of the termination or discovered after any such termination), by a vote of the Board, the Company may deem the termination of the Executive’s employment to have been for Cause and, for all purposes of this Agreement (including Sections 3 and 4), the termination shall be treated as a termination by the Company for Cause and the Company and Executive shall have the corresponding rights or obligations associated with a termination for Cause.

(b)Date of Termination.  “Date of Termination” shall mean (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; or (ii) if Executive’s employment is terminated pursuant to Section 3(a)(ii) – (vi) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 3(b), whichever is earlier.

(c)Disability.  “Disability” shall mean, at any time the Company or any of its affiliates sponsors a long-term disability plan for the Company’s employees, “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits, provided, however, if the long-term disability plan contains multiple definitions of disability, “Disability” shall refer to that definition of disability which, if Executive qualified for such disability benefits, would provide coverage for the longest period of time. The determination of whether Executive has a Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan.  At any time the Company does not sponsor a long-term disability plan for its employees, Disability shall mean Executive’s inability to perform, with or without reasonable accommodation, the essential functions of Executive’s position hereunder at a point where Executive’s leave becomes an undue hardship on the Company as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative, with such agreement as to acceptability not to be unreasonably withheld or delayed.  Any refusal by Executive to submit to a medical examination for the purpose of determining Disability shall be deemed to constitute conclusive evidence of Executive’s Disability.

(d)Good Reason.  As used in this Agreement, the Executive’s termination of employment will be for “Good Reason” if the Executive terminates his employment after the occurrence of any of the following events, unless Executive consents in writing to the applicable event: (i) a decrease in Executive’s Annual Base Salary or bonus potential or the Company’s material failure to pay any compensation due to Executive when due and payable, (ii) a material decrease in the Executive’s duties, authority or areas of responsibility as are commensurate with such Executive’s title or position (other than in connection with a corporate transaction where, after such transaction, the Executive continues to hold the position referenced in Section 1(c) above with respect to the Company’s business, substantially as such business exists prior to the date of consummation of such corporate transaction, but does not hold such position with respect to the successor corporation) or (iii) a material breach by the Company of any provision of this Agreement (including, for the avoidance of doubt, any provision of the Equity Award, the terms of which are incorporated hereunder). Notwithstanding the foregoing, Good Reason shall not exist unless and until Executive: (a) provides the Company, within sixty (60) days of Executive’s knowledge of the first occurrence of the facts and circumstances underlying the Good Reason event, written-notice stating the applicable facts and circumstances underlying such finding of Good Reason; (b) provides the Company with an opportunity to cure the same for thirty (30) days after the receipt of such notice; (c) the Company fails to cure within the thirty (30) day cure period; and (d) Executive terminates his employment within ninety (90) days of the expiration of the cure period.

(e)Person.  “Person” shall mean any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, trust, governmental authority or other entity of any kind.

11.Miscellaneous Provisions.

(a)Governing Law.  This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of New York without reference to the principles of conflicts of law of the State of New York or any other jurisdiction, and where applicable, the laws of the United States.

(b)Validity.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(c)Notices.  Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile, electronic mail or certified or registered mail, postage prepaid, as follows:

If to the Company:

YogaWorks, Inc.

c/o Great Hill Partners LLC

John Hancock Tower

200 Clarendon Street, 29th Floor

Boston, MA 02116

Attn: Board of Directors

and a copy to:

Sidley Austin LLP

60 State Street, 36th Floor

Boston, MA 02109

Attn: William Schwab

Email: wschwab@sidley.com

If to Executive, at the last address that the Company has in its personnel records for Executive, or at any other address as any Party shall have specified by notice in writing to the other Party.

(d)Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.  Signatures delivered by facsimile shall be deemed effective for all purposes.

(e)Entire Agreement.  The terms of this Agreement are intended by the Parties to be the final expression of their agreement with respect to the employment of Executive by the Company and supersede all prior understandings and agreements, whether written or oral.  The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

(f)Amendments; Waivers.  This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of Company.  By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.  No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(g)No Inconsistent Actions.  The Parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement.  Furthermore, it is the intent of the Parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

(h)Construction.  This Agreement shall be deemed drafted equally by both the Parties.  Its language shall be construed as a whole and according to its fair meaning.  Any presumption or principle that the language is to be construed against any Party shall not apply.  The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation.  Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary.  Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

(i)Arbitration.  Any controversy, claim or dispute arising out of or relating to this Agreement, shall be settled solely and exclusively by a binding arbitration process administered by JAMS in the State of New York.  Such arbitration shall be conducted in accordance with the then-existing JAMS Employment Arbitration Rules (the “Rules”), with the following exceptions if in conflict: (a) one arbitrator who is a retired judge shall be chosen by JAMS; (b) each Party to the arbitration will pay one-half of the expenses and fees of the arbitrator, together with other expenses of the arbitration incurred or approved by the arbitrator; and (c) arbitration may proceed in the absence of any Party if written notice (pursuant to the Rules) has been given to such Party.  Each Party shall bear its own attorneys fees and expenses; provided that the arbitrator may assess the prevailing Party’s fees and costs against the non-prevailing Party as part of the arbitrator’s award where law permits.  The Parties agree to abide by all decisions and awards rendered in such proceedings.  Such decisions and awards rendered by the arbitrator shall be final and conclusive.  All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this subsection shall be construed as precluding the bringing an action for injunctive relief or specific performance as provided in this Agreement.  This dispute resolution process and any arbitration hereunder shall be confidential and neither any Party nor the neutral arbitrator shall disclose the existence, contents or results of such process without the prior written consent of all Parties, except where necessary or compelled in a Court to enforce this arbitration provision or an Award from such arbitration or otherwise in a legal proceeding.  If JAMS no longer exists or is otherwise unavailable, the Parties agree that the American Arbitration Association (“AAA”) shall administer the arbitration in accordance with its then-existing rules for the resolution of employment disputes.  In such event, all references herein to JAMS shall mean AAA.  Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute over intellectual property rights by Court action instead of arbitration.

(j)Enforcement.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(k)Withholding.  The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold.  The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

(l)Section 409A.

(i)General.  The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(ii)Separation from Service.  Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation or benefits shall not be paid, or, in the case of installments, shall not commence payment, until the thirtieth (30th) day following Executive’s Separation from Service.  Any installment payments that would have been made to Executive during the thirty (30) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the thirtieth (30th) day following Executive’s Separation from Service and the remaining payments shall be made as provided in this Agreement.

(iii)Specified Employee.  Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death.  Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(iv)Expense Reimbursements.  To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred; provided, that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(v)Installments.  Executive’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.  Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

12.Employee Acknowledgement.

Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and year first above written.

COMPANY

YOGAWORKS, INC.

By:/s/ Peter Garran

Name: Peter Garran

Title: Director

EXECUTIVE

By:/s/ Brian Cooper

Name:  Brian Cooper

[Signature Page to Employment Agreement]

EXHIBIT A

Separation Agreement and Release

This Separation Agreement and Release (“Agreement”) is made by and between Brian Cooper (“Employee”) and YogaWorks, Inc. (the “Company”) (collectively, referred to as the “Parties” or individually referred to as a “Party”).  Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Employment Agreement (as defined below).

WHEREAS, the Parties have previously entered into that certain Employment Agreement, dated as of October 2, 2019 (the “Employment Agreement”); and

WHEREAS, in connection with the Employee’s termination of employment with the Company or a subsidiary or affiliate of the Company effective , 20__, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company or its subsidiaries or affiliates but, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with Employee’s ownership of vested equity securities of the Company, vested benefits under the Company’s 401(k) plan, or Employee’s right to indemnification by the Company or any of its affiliates pursuant to contract or applicable law (collectively, the “Retained Claims”).

NOW, THEREFORE, in consideration of the Severance Payments described in Section 4 of the Employment Agreement, which, pursuant to the Employment Agreement, are conditioned on the Employee’s execution and non-revocation of this Agreement, and in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

1.Severance Payments; Salary and Benefits.  The Company agrees to provide Employee with the severance payments and benefits described in Section 4(b) of the Employment Agreement, payable at the times set forth in, and subject to the terms and conditions of, the Employment Agreement.  In addition, to the extent not already paid, and subject to the terms and conditions of the Employment Agreement, the Company shall pay or provide to the Employee all other payments or benefits described in Section 3(c) of the Employment Agreement, subject to and in accordance with the terms thereof.

2.Release of Claims.  Employee agrees that, other than with respect to the Retained Claims, the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company (as defined in the Employment Agreement), its direct or indirect parents or interest holders, any of its direct or indirect subsidiaries and affiliates, and any of their current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”).  Employee, on his own behalf and on behalf of any of Employee’s affiliated companies or entities and any of their respective heirs, family members, executors, agents, and assigns, other than with respect to the Retained Claims, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement (as defined in Section 7 below), including, without limitation:

(a)any and all claims relating to or arising from Employee’s employment  or service relationship with the Company or any of its direct or indirect subsidiaries or affiliates and the termination of that relationship;

(b)any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d)any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the New York Human Rights Law (N.Y. Exec., §290 et seq.); the New York Equal Pay Law (N.Y. Lab., §194); the New York WARN Act (N.Y. Lab., §860, et seq.); the New York Equal Opportunity for Disabled Persons Act; and the New York City Human Rights Law;

(e)any and all claims for violation of the federal or any state constitution;

(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g)any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

(h)any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.  This release does not release claims that cannot be released as a matter of law or any Retained Claim under Section 3(c) or Section 4(b) of the Employment Agreement.

Notwithstanding anything in this Release Agreement to the contrary, nothing in this Release Agreement prohibits the Executive from confidentially or otherwise communicating or filing a charge or complaint with a governmental or regulatory entity, participating in a governmental or regulatory entity investigation, or giving other disclosures to a governmental or regulatory entity in each case without receiving prior authorization from or having to disclose any such conduct to the Companies, or from responding if properly subpoenaed or otherwise required to do so under applicable law. Nothing in this Release Agreement shall be construed to affect the Equal Employment Opportunity Commission’s (“Commission”), the National

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Labor Relations Board’s, the Occupational Safety and Health Administration’s, the Securities and Exchange Commission’s, or any federal, state, or local governmental agency or commission’s (“Governmental Agencies”) or any state agency’s independent right and responsibility to enforce the law, nor does this Release Agreement affect your right to file a charge or participate in an investigation or proceeding conducted by either the Commission or any such Governmental Agency, although this Release Agreement does bar any claim that Executive might have to receive monetary damages in connection with any Commission or Governmental Agency proceeding concerning matters covered by this Release Agreement.  This Agreement does not limit Executive’s right to receive an award for information provided to any Governmental Agencies, including under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”).

3.Acknowledgment of Waiver of Claims under ADEA.  Employee understands and acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary.  Employee understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement.  Employee understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled.  Employee further understands and acknowledges that he has been advised by this writing that:  (a) he should consult with an attorney prior to executing this Agreement; (b) this release does not release or waive claims for age discrimination that arise after the Agreement is signed but does release all claims for age discrimination that arise before the effective date of the Agreement; (c) he has twenty-one (21) days within which to consider this Agreement; (d) he has seven (7) days following his execution of this Agreement to revoke this Agreement pursuant to written notice to the Board of Directors of the Company, which revocation must be received by midnight of the seventh day after the Agreement has been signed; (e) this Agreement shall not be effective until after the revocation period has expired but shall become effective immediately upon the expiration of the revocation period provided the Agreement was not timely revoked; and (f) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.  In the event Employee signs this Agreement and returns it to the Company in less than the twenty-one (21) day period identified above, Employee hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

4.Severability.  In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

5.No Oral Modification.  This Agreement may only be amended in a writing signed by Employee and a duly authorized officer of the Company.

6.Governing Law; Dispute Resolution.  This Agreement shall be subject to the provisions of Sections 11(a), 11(c) and 11(i) of the Employment Agreement.

7.Effective Date.  If the Employee has attained or is over the age of forty (40) as of the date of Employee’s termination of employment, then each Party has seven days after that Party signs this Agreement to revoke it and this Agreement will become effective on the eighth day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).  If the Employee has not attained the age of forty (40) as of the date of

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Employee’s termination of employment, then the “Effective Date” shall be the date on which Employee signs this Agreement.

8.Voluntary Execution of Agreement.  Employee understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees.  Employee acknowledges that:  (a) he has read this Agreement; (b) he has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel; (d) he understands the terms and consequences of this Agreement and of the releases it contains; and (e) he is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Dated:	Brian Cooper

YogaWorks, Inc.
Dated:	By: Name: Title:

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Exhibit B

Equity Award Terms

1.	Grant to equal 3.25% of the outstanding capital stock of the Company on a fully diluted basis, but without regard to outstanding stock options with an exercise equal to or greater than $8.00/share.
2.

Vesting will commence as of Executive’s first day of employment.  2.0833% of the equity issued to Executive shall vest on the last day of the first full month immediately following the Effective Date, and on the last day of each of the 47 months immediately thereafter, such that as of the four (4) year anniversary of the Effective Date, all of the equity issued hereunder shall be vested.  All unvested options shall immediately vest in the event that the Executive’s employment with the Company is terminated by the Company (or its successor) without Cause (as defined below) or by the Executive for Good Reason (as defined below) on account of or within twelve (12) months following the date of the consummation of a change in control.  A change is control is defined as (i) a sale of more than 50% of the outstanding voting interests of the Company, (ii) a sale of all or substantially all of the assets of the Company, (iii) a merger or any other corporate reorganization causing, in any of the above enumerated instances, a situation in which the then-current stockholders of the Company (including holders of vested options and warrants) own less than twenty percent (20%) of the Company’s total equity (including all vested options and warrants) immediately after such transaction; or (iv) a sale or other corporate reorganization, or a series of sales or reorganizations, causing a situation in which Great Hill Partners is not the largest Company shareholder and no longer has a right to appoint a majority of the members of the board of directors.

3.

The Equity Award will accelerate in the event of Termination without Cause or Good Reason commensurate with the Severance Period, such that (i) six (6) months of Executive’s Equity Award shall automatically vest in the event Executive is Terminated without Cause or Good Reason prior to the one (1) anniversary of the Effective Date, and (ii) twelve (12) months of Executive’s Equity Award shall automatically vest in the event Executive is Terminated without Cause or Good Reason following the one (1) year anniversary of the Effective Date.

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Schedule I

Excluded Inventions

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